FORM N-SAR
Exhibits 77E

MAINSTAY VP FUNDS TRUST
811-03833-01
For Period Ended 12/31/2015


On December 23, 2014, Cynthia Ann Redus-
Tarchis and others filed a complaint against New
York Life Investments in the United States District
Court for the District of New Jersey. The complaint was brought derivatively on behalf of the MainStay
Marketfield Fund, the MainStay
Large Cap Growth Fund, and the MainStay High
Yield Corporate Bond Fund and alleges that New
York Life Investments violated Section 36(b) of the
1940 Act by charging excessive investment management fees. The plaintiffs seek monetary damages and other relief from New York Life
Investments. New York Life Investments believes that the case has no merit, and intends to vigorously defend the matter.

On May 6, 2015, a second amended complaint was filed which, among other things, added MainStay
High Yield Opportunities Fund as an additional
Fund on whose behalf the complaint was brought.
New York Life Investments filed a motion to dismiss the amended complaint. This motion was denied on October 28, 2015. New York Life
Investments filed an answer to the amended complaint on November 30, 2015.


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